Exhibit 99.1

NEWS RELEASE

Cobalt International Energy, Inc. Announces First Quarter 2013 Results and Provides Operational Update on its Gulf of Mexico and West Africa Drilling Operations

HOUSTON, TX— April 30, 2013 (BUSINESS WIRE) — Cobalt International Energy, Inc. (“Cobalt”) (NYSE:CIE) today announced a net loss of $128.1 million, or $0.31 per basic and diluted share for the first quarter of 2013, compared to a net loss of $36.5 million, or $0.09 per basic and diluted share, for the first quarter of 2012.  The current quarter included $66 million or $0.16 per share for the impairment of expenditures associated with the Cameia-2 DST.  Of these expenditures, $34 million were incurred in earlier periods.

Expenditures (excluding changes in working capital but including the payment of accrued contractual obligations for Block 20, offshore Angola) for the quarter ending March 31, 2013 were approximately $179 million.  These expenditures are consistent with previously announced 2013 cash expenditures of between $750 and $900 million for the year 2013.  The range is primarily dependent on the appraisal and development activity associated with the existing discoveries.  Cobalt’s cash, cash equivalents, and investments at the end of the first quarter were approximately $2.5 billion.  This includes about $400 million designated for future operations held in escrow and collateralizing letters of credit, but excludes approximately $144 million in the TOTAL drilling fund for the U.S. Gulf of Mexico.

Operational Update

Cobalt today provided an update on its drilling operations.  In the deepwater Gulf of Mexico, Cobalt is continuing its drilling operations on the Ardennes #1 exploratory well in Green Canyon 896. Ardennes is targeting both Miocene and Inboard Lower Tertiary reservoirs. Results are expected mid-year 2013.

In West Africa, Cobalt is participating in the Total-operated Diaman #1 Pre-salt exploratory well on the Diaba block offshore Gabon.  The Diaman #1 well was spud on April 17, 2013, and results from this well are expected in the second half of 2013.  Cobalt holds a 21.25 percent working interest in the Diaba block.  In addition to these ongoing drilling operations, Cobalt has moved the Diamond Ocean Confidence rig to its Mavinga #1 Pre-salt exploratory well location on Angola Block 21 and will commence drilling operations in the immediate future.  Additionally, Cobalt expects to spud its highly anticipated Lontra #1 Pre-salt exploratory well on Angola Block 20 with the new-build Petroserv SSV Catarina rig very soon.  Results from both the Mavinga and Lontra wells are expected sometime in the second half of 2013.  Cobalt, as operator, holds a 40 percent working interest in both the Mavinga #1 and the Lontra #1 wells.

Conference Call

A conference call for investors will be held today at 10 a.m. Central Time (11 a.m. Eastern Time) to discuss Cobalt’s first quarter 2013 results. Hosting the call will be Joseph H. Bryant, Chairman and Chief Executive Officer and John P. Wilkirson, Chief Financial Officer.

The call can be accessed live over the telephone by dialing (877) 705-6003, or for international callers, (201) 493-6725. A replay will be available shortly after the call and can be accessed by dialing (877) 870-5176, or for international callers, (858) 384-5517. The passcode for the replay is 412489. The replay will be available until May 14, 2013.

Interested parties may also listen to a simultaneous webcast of the conference call by accessing the Investors-Presentations and Publications section of Cobalt’s website at www.cobaltintl.com. A replay of the webcast will also be available for approximately 30 days following the call.

About Cobalt

Cobalt is an independent oil exploration and production company active in the deepwater U.S. Gulf of Mexico and offshore Angola and Gabon. Cobalt was formed in 2005 and is headquartered in Houston, Texas.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 — that is, statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address Cobalt’s expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, individuals should refer to Cobalt’s SEC filings. Cobalt undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release, other than as required by law. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contacts

Investor Relations: Richard A. Smith Vice President, Investor Relations, Compliance and Risk Management +1 (713) 579-9141	Media Relations: Lynne L. Hackedorn Vice President, Government and Public Affairs +1 (713) 579-9115

Consolidated Statement of Operations Information:

	Quarter Ending March 31,
	2013	2012
	($ in thousands)
Oil and gas revenue	$—	$—
Operating costs and expenses
Seismic and exploration	22,318	17,350
Dry hole expense and impairment	68,168	5,324
General and administrative	21,507	14,840
Depreciation and amortization	459	201
Total operating costs and expenses	112,452	37,715
Operating income (loss)	(112,452)	(37,715)
Other income (expense)
Gain on sale of assets	1,497	—
Interest income	1,525	1,184
Interest expense	(18,657)	—
Total other income (expense)	(15,635)	1,184
Net income (loss) before income tax	(128,087)	(36,531)
Income tax expense	—	—
Net income (loss)	$(128,087)	$(36,531)

Basic and diluted income (loss) per share	$(0.31)	$(0.09)
Weighted average common shares outstanding	406,651,869	394,058,437

Consolidated Balance Sheet Information:

	March 31, 2013	December 31, 2012
	($ in thousands)
Cash and cash equivalents	$325,756	$1,425,815
Short-term restricted funds	90,449	90,440
Short-term investments	1,287,298	789,668
Total current assets	1,868,099	2,456,742
Total property, plant and equipment	1,129,714	1,099,756
Long-term restricted funds	305,208	395,652
Long-term investments	512,754	36,267
Total assets	3,841,313	4,011,459
Total current liabilities	144,525	160,956
Total long-term liabilities	1,129,300	1,161,285
Total stockholders’ equity (406,707,716 and 406,596,884 shares issued and outstanding as of March 31, 2013 and December 31, 2012, respectively)	2,567,488	2,689,218
Total liabilities and stockholders’ equity	3,841,313	4,011,459

Consolidated Statement of Cash Flows Information:

	Quarter Ending March 31,
	2013	2012
	($ in thousands)
Net cash provided by (used in):
Operating activities	$(104,584)	$(57,444)
Investing activities	(994,359)	(444,411)
Financing activities	(1,116)	489,317